Exhibit 99.1

Axsome Therapeutics Reports Fourth Quarter and Full Year 2021 Financial Results and Provides Business Update

Company to host conference call today at 8:00 AM Eastern

NEW YORK, March 01, 2022 (GLOBE NEWSWIRE) – Axsome Therapeutics, Inc. (NASDAQ: AXSM), a biopharmaceutical company developing novel therapies for the management of central nervous system (CNS) disorders, today reported financial results for the fourth quarter and year ended December 31, 2021.

“2021 was a year of continued progress which has put us in a position to potentially launch two new investigational medicines for patients living with depression and migraine,” said Herriot Tabuteau, MD, Chief Executive Officer of Axsome. “Specifically, FDA review of our NDA for AXS-05 in depression is progressing, and the April 30 PDUFA date for our NDA for AXS-07 in the acute treatment of migraine is approaching. In addition, we continue to advance the rest of our industry-leading late-stage CNS pipeline, with an NDA for AXS-14 in fibromyalgia, and topline results from our Phase 3 trials of AXS-12 in narcolepsy and AXS-05 in Alzheimer’s disease agitation, all anticipated in 2023.”

Business Update

Axsome is committed to developing medicines that meaningfully improve the lives of patients living with CNS disorders. The Company is advancing a portfolio of differentiated, patent-protected, CNS product candidates with four in active clinical development.

AXS-05

AXS-05 (dextromethorphan-bupropion) is Axsome’s novel, oral, investigational NMDA receptor antagonist with multimodal activity being developed for the following indications: major depressive disorder (MDD), Alzheimer’s disease (AD) agitation, and smoking cessation. AXS-05 has been granted U.S. Food and Drug Administration (FDA) Breakthrough Therapy designations for MDD and for AD agitation.

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Depression: Axsome’s New Drug Application (NDA) for AXS-05 for the treatment of MDD was granted Priority Review and is currently under review by the FDA. The Company has provided a response to the FDA addressing the two, previously disclosed, deficiencies related to analytical methods in the Chemistry, Manufacturing, and Controls (CMC) section of the NDA. The FDA has acknowledged receipt of the Company’s response. At this time, Axsome has not been made aware of any other deficiencies related to the NDA by the FDA.
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Alzheimer’s Disease Agitation: Axsome is conducting the ACCORD study, a Phase 3, double-blind, placebo-controlled, multicenter, randomized withdrawal trial to evaluate the efficacy and safety of AXS-05 in the treatment of Alzheimer’s disease (AD) agitation. Currently, blinded relapse events are below projections implying potentially greater than projected overall durability of effect. In light of these observations, the Company is evaluating the design of the study and will provide an update following consultation with the FDA.
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Smoking Cessation: Axsome previously received from the FDA positive Pre-Investigational New Drug Application (Pre-IND) meeting written guidance on a proposed clinical developmental plan for dextromethorphan-bupropion as an aid to smoking cessation. Based on this feedback, Axsome plans to proceed to a pivotal Phase 2/3 trial in this indication. The Company intends to provide information on the timing of initiation of this study in 2022.

AXS-07

AXS-07 (MoSEIC™ meloxicam-rizatriptan) is Axsome’s novel, oral, rapidly absorbed, multi-mechanistic, investigational medicine for the acute treatment of migraine.

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Migraine: Axsome’s NDA for AXS-07 for the acute treatment of migraine is currently under review by the FDA with a PDUFA target action date for the NDA of April 30, 2022. The FDA previously notified the Company that, due to COVID-19 pandemic-related travel restrictions, they may be unable to complete a required inspection of a contract manufacturing facility, located in the United States, prior to the PDUFA date. Axsome has since been informed by the FDA that it does not anticipate any issues with completing this facility inspection prior to the AXS-07 PDUFA date.

AXS-12

AXS-12 (reboxetine) is Axsome’s novel, oral, potent, and highly selective norepinephrine reuptake inhibitor for the treatment of narcolepsy. AXS-12 has been granted FDA Orphan Drug designation for the treatment of narcolepsy

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Narcolepsy: Axsome is conducting the SYMPHONY study, a Phase 3 randomized, multicenter, double-blind, placebo-controlled, parallel-group trial of AXS-12 in the treatment of narcolepsy. Enrollment in the trial is progressing and topline results are anticipated in the first half of 2023.

AXS-14

AXS-14 (esreboxetine) is Axsome’s novel, oral, potent, and highly selective norepinephrine reuptake inhibitor for the management of fibromyalgia. Esreboxetine, the SS-enantiomer of reboxetine, is more potent and selective than racemic reboxetine.

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Fibromyalgia: Manufacturing and other activities related to the planned submission of an NDA for AXS-14 for the management of fibromyalgia are ongoing. The Company expects to submit the NDA in 2023. AXS-14 has previously met the primary endpoints and demonstrated positive and statistically significant results in a Phase 3 and in a Phase 2 trial for the management of fibromyalgia.

Commercial and Launch-Readiness Activities

Axsome is prepared for a commercial launch of AXS-05 for the treatment of MDD, if approved, and is finalizing preparations for a launch of AXS-07 for the acute treatment of migraine, if approved:

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Axsome’s first-in-class Digital Centric Commercialization™ (DCC) platform architectural design and technology implementation are complete. To ensure a smooth execution at launch, the platform has been extensively tested and is ready to go live.
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The AXS-05 field force team build is essentially complete with all signed offers contingent upon approval. The AXS-07 field force team build has commenced. The Company anticipates having all field representatives for the two product candidates on-board by launch.
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The market access team continues to engage in permitted ongoing discussions with payers, ensuring awareness of Axsome and of the product profiles of both AXS-05 and AXS-07.
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Distribution agreements and patient support services for both AXS-05 and AXS-07 have been finalized.
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Marketing materials creation and tactical planning are complete and ready for finalization and execution on AXS-05, pending label approval. Corresponding preparations in anticipation of a potential approval for AXS-07 are actively ongoing.

Anticipated Milestones

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Regulatory and Commercial:
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AXS-05 for MDD, FDA action on NDA
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AXS-07 for migraine, FDA action on NDA (PDUFA date April 30, 2022)
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AXS-05 for MDD, commercial launch, if approved
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AXS-07 for acute migraine, commercial launch, if approved (2022)
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AXS-14 for fibromyalgia, NDA submission (2023)
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Clinical Trial Readouts:
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Phase 3 SYMPHONY trial of AXS-12 in narcolepsy, topline data (1H 2023)
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Phase 3 ACCORD trial of AXS-05 for Alzheimer’s disease agitation, topline data (1H 2023)

Fourth Quarter and Full Year 2021 Financial Results

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Research and development (R&D) expenses: R&D expenses were $13.8 million for the three months ended December 31, 2021, and $17.4 million for the comparable period in 2020. The decrease was due to the conclusion of several clinical trials, which were ongoing in the prior comparable period. R&D expenses for the year ended December 31, 2021 were $58.1 million, compared to $70.2 million for the comparable period in 2020. R&D expense during the 2020 fiscal year included a one-time charge of $10.2 million for the Pfizer license agreement.
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General and administrative (G&A) expenses: G&A expenses were $18.8 million for the three months ended December 31, 2021 and $10.4 million for the comparable period in 2020. The increase was primarily due to greater stock compensation expense, along with the build-out of the commercial function. G&A expenses for the year ended December 31, 2021 were $66.6 million, compared to $28.9 million for the comparable period in 2020. The increase was primarily due to increased stock compensation expense, along with the build-out of the commercial function.
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Net loss: Net loss was $34.0 million, or $(0.90) per share, for the three months ended December 31, 2021 compared to a net loss of $29.2 million, or $(0.78) per share, for the comparable period in 2020. Net loss for year ended December 31, 2021 was $130.4 million, or $(3.47) per share, of which $20.8 million were non-cash charges for stock compensation expense. Net loss for the year ended December 31, 2020 was $102.9 million, or $(2.77) per share, of which $22.3 million were non-cash charges which included stock compensation expense and the Pfizer license transaction.
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Cash: At December 31, 2021, Axsome had $86.5 million of cash compared to $183.9 million at December 31, 2020. In February 2022, the Company accessed its at-the-market (ATM) equity facility for $20 million in gross proceeds, resulting in a proforma year-end 2021 cash balance of $105.9 million.
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Shares outstanding: At December 31, 2021, Axsome had 37,816,794 shares of common stock outstanding.

Financial Guidance

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Axsome believes that its current cash, along with the remaining committed capital from the $300 million term loan facility, is sufficient to fund anticipated operations, based on the current operating plan, which includes costs for the potential commercial launch of AXS-05 in MDD and AXS-07 in migraine, into 2024.
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Axsome expects that its operating expenses will increase year over year as it continues to build out the commercial function and further advance its pipeline.

Conference Call Information

Axsome will host a conference call and webcast today at 8:00 AM Eastern to discuss fourth quarter and full year 2021 financial results as well as to provide a corporate update. To participate in the live conference call, please dial (844) 200-6205 (toll-free domestic) or (929) 526-1599 (international) and use the conference ID 147872. The live webcast can be accessed on the "Webcasts & Presentations" page of the "Investors" section of the Company’s website at axsome.com. A replay of the webcast will be available for approximately 30 days following the live event.

About Axsome Therapeutics, Inc.

Axsome Therapeutics, Inc. is a biopharmaceutical company developing novel therapies for central nervous system (CNS) conditions that have limited treatment options. Through development of therapeutic options with novel mechanisms of action, we are transforming the approach to treating CNS conditions. At Axsome, we are committed to developing products that meaningfully improve the lives of patients and provide new therapeutic options for physicians. For more information, please visit the Company’s website at axsome.com. The Company may occasionally disseminate material, nonpublic information on the company website.

Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements”. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. In particular, the Company’s statements regarding trends and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the success, timing and cost of our ongoing clinical trials and anticipated clinical trials for our current product candidates, including statements regarding the timing of initiation, pace of enrollment and completion of the trials (including our ability to fully fund our disclosed clinical trials, which assumes no material changes to our currently projected expenses), futility analyses and receipt of interim results, which are not necessarily indicative of the final results of our ongoing clinical trials, and the number or type of studies or nature of results necessary to support the filing of a new drug application (“NDA”) for any of our current product candidates; our ability to fund additional clinical trials to continue the advancement of our product candidates; the timing of and our ability to obtain and maintain U.S. Food and Drug Administration (“FDA”) or other regulatory authority approval of, or other action with respect to, our product candidates (including, but not limited to, whether potential filing issues or issues identified by FDA during the substantive review may impact the potential approvability of the Company’s NDA submission for AXS-05 in MDD or the timing of such approval, and whether the FDA will agree with the Company’s discontinuation of the bupropion treatment arm of the ADVANCE study in accordance with the independent data monitoring committee’s recommendations); whether issues identified by FDA during the substantive review may impact the potential approvability of the Company’s NDA for AXS-07 for the acute treatment of migraine in adults with or without aura, pursuant to our special protocol assessment for the MOMENTUM clinical trial; the potential for the ASCEND clinical trial, combined with the GEMINI clinical trial results, to provide a basis for approval of AXS-05 for the treatment of major depressive disorder and accelerate its development timeline and commercial path to patients; the Company’s ability to successfully defend its intellectual property or obtain the necessary licenses at a cost acceptable to the Company, if at all; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company’s license agreements; the acceptance by the market of the Company’s product candidates, if approved; the Company’s anticipated capital requirements, including the amount of capital required for the Company’s commercial launch of its product candidates, and the potential impact on the Company’s anticipated cash runway; unforeseen circumstances or other disruptions to normal business operations arising from or related to COVID-19; and other factors, including general economic conditions and regulatory developments, not within the Company’s control. The factors discussed herein could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance.

Axsome Therapeutics, Inc.

Selected Consolidated Financial Data

Statements of Operations Information:

	Three months ended		Twelve months ended
	December 31,		December 31,
	2021	2020	2021	2020
Operating expenses:
Research and development	$13,781,453	$17,384,729	$58,060,725	$70,244,579
General and administrative	18,826,588	10,359,507	66,646,205	28,896,749
Total operating expenses	32,608,041	27,744,236	124,706,930	99,141,328
Loss from operations	(32,608,041)	(27,744,236)	(124,706,930)	(99,141,328)
Interest and amortization of debt discount (expense)	(1,368,095)	(1,473,989)	(5,696,062)	(2,565,838)
Tax Credit	—	53,578	—	53,578
Loss on extinguishment of debt	—	—	—	(1,247,012)
Net loss	$(33,976,136)	$(29,164,647)	$(130,402,992)	$(102,900,600)
Net loss per common share, basic and diluted	$(0.90)	$(0.78)	$(3.47)	$(2.77)
Weighted average common shares outstanding, basic and diluted	37,764,545	37,351,117	37,618,599	37,206,928

Balance Sheet Information:

	December 31, 2021	December 31, 2020
Cash and cash equivalents	$86,472,854	$183,876,453
Total assets	87,785,058	186,134,323
Loan payable, current and long-term	49,089,522	48,321,848
Accumulated deficit	(409,199,085)	(278,796,093)
Stockholders’ equity	$15,630,352	$113,792,909

Axsome Contact:

Mark Jacobson
Chief Operating Officer
Axsome Therapeutics, Inc.
22 Cortlandt Street, 16th Floor

New York, NY 10007
Tel: 212-332-3243
Email: mjacobson@axsome.com

www.axsome.com